Exhibit 99.1

Grown Rogue Begins Cultivation in Minnesota

First harvest expected in late fourth quarter

MEDFORD, Ore., Sept. 8, 2026 /CNW/ -- Grown Rogue International Inc. ("Grown Rogue" or the "Company") (CSE: GRIN) (OTC: GRUSF), a flower-forward cannabis company combining craft values with disciplined execution, today announced that cultivation activities have begun at its affiliated licensed cultivation facility in Fridley, Minnesota, marking an important milestone in the Company's expansion into the state.

The cultivation license supporting Grown Rogue's Fridley project was awarded through Minnesota's license lottery in June 2025, with preliminary license approval received in January 2026. The City of Fridley approved the Conditional Use Permit for the facility in November 2025, and Grown Rogue executed its lease and related project agreements in December 2025. The project then received approval to operate from Minnesota's Office of Cannabis Management on August 25, allowing cultivation operations to commence.

Phase I comprises approximately 8,000 square feet of flowering canopy across five flower rooms, together with supporting dry, cure, trim and storage infrastructure, within the approximately 109,000-square-foot facility. All five flower rooms are built, with plants being introduced one room at a time in accordance with the Company's cultivation schedule. The facility has sufficient room to ultimately support the current regulatory limit of approximately 30,000 square feet of flowering canopy. The first harvest is currently expected in late fourth quarter 2026, with products expected to reach Minnesota consumers in the first quarter of 2027.

"We're fired up to have plants in the building and to officially get growing in Minnesota," said Obie Strickler, Chief Executive Officer of Grown Rogue. "Minnesota has been a major focus for us this year, so getting to this point on schedule is a milestone worth celebrating. Mark Doherty, our VP of Construction and Facilities Management, and the broader team have done an incredible job of meeting our aggressive timelines. I hold them to a very high standard and they're delivering."

"We spent meaningful time in Minnesota through our previous work with Vireo, had a great experience with their team, and came away believing this could develop into a really compelling cannabis market for us. We first started looking at potential locations after the license lottery last summer, and just over a year later we're beginning cultivation. It's great to be back here as operators, with a facility that gives us meaningful room to grow over time and the flexibility to expand deliberately as the market develops."

"Every facility has its own personality, and it takes a few harvests to really learn a building. Our job is to learn the rooms, dial in the environment, get the genetics responding the way we want and improve every cycle. That process is where a lot of our operating advantage comes from. Ultimately, our goal is simple: efficiently and consistently grow great flower that earns the trust of retailers and consumers in Minnesota."

About Grown Rogue

Grown Rogue International Inc. (CSE: GRIN | OTC: GRUSF) is a flower-forward cannabis company rooted in Oregon's Rogue Valley, a region known for its deep cannabis heritage and commitment to quality. With operations in Oregon, Michigan and New Jersey, expansion underway in Illinois and Minnesota, and a planned entry into New York, Grown Rogue specializes in efficiently producing craft-quality flower.

Known for exceptional consistency and care in cultivation, its products are valued by retailers, budtenders and consumers alike. By blending craft values with disciplined execution, the Company has built a capital-efficient platform designed to thrive in competitive markets. The Company believes sustained excellence in cannabis flower production is both the engine of the industry's supply chain and a key competitive advantage.

For more information about Grown Rogue, please visit www.grownrogue.com. Investor materials are available at ir.grownrogue.com. The contents of the Company's websites are not incorporated by reference into this press release or into any report or document filed or furnished by the Company with the SEC or Canadian securities regulators, and references to the websites are intended to be inactive textual references only.

Cautionary note regarding forward-looking statements.

This press release contains "forward-looking information" and "forward-looking statements" within the meaning of applicable Canadian and United States securities laws (collectively, "forward-looking statements"). Forward-looking statements in this release include, without limitation, statements regarding the Minnesota cultivation facility; anticipated flowering canopy; the timing of the first harvest and availability of products for sale; expectations regarding cultivation quality, consistency and yields; potential future expansion of the facility; and the development of the Minnesota cannabis market.

Forward-looking statements are based on management's current expectations, estimates, assumptions and projections as of the date of this release and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from those expressed or implied. These risks and uncertainties include, without limitation, changes in cannabis laws, regulations or enforcement policies; the timing or availability of required regulatory approvals; construction, commissioning or cultivation delays; variations in cultivation yields and product quality; market supply, demand and pricing; the availability of labour, equipment and supplies; and other risks described in the Company's public disclosure documents filed through SEDAR+ and EDGAR.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by applicable law.

SOURCE Grown Rogue International Inc.

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%CIK: 0001463000

For further information: General Inquiries and Investor Contact: Josh Rosen, Chief Strategy Officer, joshrosen@grownrogue.com; Investor Relations: invest@grownrogue.com, (458) 226-2662

CO: Grown Rogue International Inc.

CNW 06:45e 08-SEP-26